                                                                    Exhibit 4.12

                      SETTLEMENT AND FORBEARANCE AGREEMENT

     This Settlement and Forbearance Agreement dated July 15, 1993 (this "Agreement"), is executed in Canada by University Patents, Inc. ("UPI"), a Delaware corporation, Unilens Corp. USA ("Unilens USA"), a Delaware corporation, and Unilens Vision Inc. ("Unilens Vision"), a British Columbia corporation formerly known as Unilens Optical Corp. (together, Unilens USA and Unilens Vision are referred to as "Unilens"). This Agreement provides the terms and conditions for a stipulated dismissal without prejudice of UPI's lawsuit against Unilens (the "Ligation") styled University Patents Inc. v. Unilens Corp. USA and Unilens Vision Inc., Case No. 93-2400, Division A. pending in the Circuit Court for Hillsborough County, Florida, Civil Division (the "Court").

                                 OPERATIVE TERMS
                                 ---------------

     In consideration of the mutual promises set forth below and other valuable consideration, the parties hereto agree:

     1. Effective Date. This Agreement will become effective, if at all, on the date (the "Effective Date") that: (1) the issuance of the Settlement Shares (as defined in the Stock Purchase Agreement) is approved by the Vancouver Stock Exchange on which Unilens Vision's stock is traded, pursuant to the "shares-for-debt" exemption, without imposing any hold period which would prohibit UPI from immediately transferring the Settlement Shares in Canada on the Vancouver Stock Exchange in accordance with the rules of the Vancouver Stock Exchange and all applicable Canadian securities laws, and(2) EBC Zurich AG ("EBC") consents to Unilens USA's execution of the Settlement Documents. If, however, each of the foregoing conditions does not occur on or before September 30, 1993, the Settlement Documents will become permanently void on that date and will never become effective.

     2. Stock Purchase Agreement. As consideration for this Agreement, UPI, Unilens USA, and Unilens Vision have executed, contemporaneously with the execution of this. Agreement, a Stock Purchase Agreement in the form attached as Exhibit "A" (the Stock Purchase Agreement") pertaining to Unilens Vision's issuance of the Settlement Shares to UPI. Collectively, this Agreement, the Stock Purchase Agreement, and the Dismissal Stipulation described herein constitute the "Settlement Documents," and the Settlement Documents, together with the Asset Purchase Agreement executed by UPI and Unilens on January 23, 1989, as modified in writing by the parties (the "Asset Purchase Agreement"), constitute the "Governing Agreements."

     3. Conditional Forbearance of Rights under the Asset Purchase Agreement. Pursuant to the terms of this Agreement, UPI will conditionally forbear its right to receive and collect payments that were or are to be made pursuant to the Asset Purchase Agreement, but only to the extent described herein and only with respect to payments scheduled to be made during calendar years 1992 through 1995 under the terms of the Asset Purchase Agreement.

     4. Payments Due to UPI on or before January 31, 1993. In consideration of UPI's forbearance of its right to receive and collect the unpaid amounts due to UPI on or before January 31, 1993, under the terms of the Asset Purchase Agreement, and totalling U.S. $262,500, Unilens will on the Effective Date: (1) pay to UPI U.S. $50,000 in cash, by cashier's check (delivered to Mr. J. Wayne Marsden at the offices of C.M. Oliver, 750 West Pender Street, Second Floor, Vancouver, British Columbia, V6C 1B5) or by wire transfer to the account of UPI, and (2) convey to UPI the Settlement Shares, pursuant to the terms of the Stock Purchase Agreement.

     5. Payment Due to UPI on January 31, 1994. In consideration of UPI's forbearance of its right to receive and collect the U.S. $275,625 payment due to UPI on or before January 31, 1994, under the terms of the Asset Purchase Agreement, Unilens will pay to UPI U.S. $75,000 in cash, by cashier's check or wire transfer to the account of UPI, on January 31, 1994.

     6. Payment Due to UPI on January 31, 1995. In consideration of UPI's forbearance of its right to receive and collect the U. S. $289,406 payment due to UPI on or before January 31, 1995, under the terms of the Asset Purchase Agreement (1) on January 31, 1995 Unilens will pay to UPI U.S. $145,000 in cash, by cashier's check or wire transfer to the account of UPI, and (2) on July 31, 1995 Unilens will pay to UPI U.S. $144,406 in cash, plus interest on U.S. $144,406 at the prime rate specified in the Wall Street Journal (or, if that rate is not available from the Wall Street Journal, the prime rate as established by any similar publication or major banking institution headquartered in the United States) for the period beginning January 31, 1995, and ending July 31, 1995, by cashier's check or wire transfer to the account of UPI.

     7. Continued Effect of Asset Purchase Agreement. The Asset Purchase Agreement is modified only to the extent set forth in the Settlement Documents. Notwithstanding anything to the contrary in any of the Settlement Documents, all payments scheduled to be made by Unilens to UPI on January 31, 1996, and thereafter, shall be made as specified in the Asset Purchase Agreement.

     8. Remedies for Breach: Termination of Forbearance. In the event Unilens fails to make either the $50,000 payment described in section 4 or the $75,000 payment described in section 5 (the "Forbearance Payments") when due (a "Breach"), UPI's forbearance described in this Agreement will automatically be voided and terminated and all unpaid amounts that would otherwise have accrued and would be due to UPI from Unilens on or before that time under the Asset Purchase Agreement (the "Original Payments") will become due and payable immediately and the other terms and conditions of the Asset Purchase Agreement will continue in full force and effect. In calculating the amounts payable in respect of the Original Payments following a Breach, Unilens shall be given credit for any amounts that were paid under section 4 or section 5. However, if Unilens makes both the $50,000 payment described in section 4 and the $75,000 payment described in section 5, then all amounts that would otherwise have been due from Unilens to UPI on or before January 31, 1994, under the terms of the Asset Purchase Agreement shall be permanently forgiven. If Unilens fails to timely make either the $50,000 payment described in section 4 or the $75,000 payment described in section 5, (a) the Asset Purchase Agreement will continue in full force and effect pursuant to its terms as to all payments scheduled to be made after the date of the Breach and
(b) UPI may, at any time, file an action (the "Enforcement Action") against Unilens in the Hillsborough County Court, to recover the full amount of the Original Payments that would otherwise have accrued or would be due on or before the date of Unilens' Breach under the terms of the Asset Purchase Agreement together with UPI's attorney fees and costs incurred in connection with the Enforcement Action as described in section 11. Unilens also agrees that for purposes of the Enforcement Action, the Hillsborough County Circuit Court has subject matter and personal jurisdiction over the parties and the controversy, as well as sole venue over the parties. Unilens agrees that, upon filing an Enforcement Action for any Original Payment on or before January 31, 1994, UPI shall be entitled to have a judgment in its favour entered against Unilens USA and Unilens Vision, jointly and severally, upon three days' notice to either Unilens USA or Unilens Vision, and Unilens hereby waives all defense and objections to the action. As a condition to entry of judgment, UPI shall file documents showing that service of process has been perfected on either Unilens USA or Unilens Vision, and that notice of UPI's application for judgment has been given, as well as an affidavit stating that Unilens has failed to make timely one or more of the Forbearance Payments. For purposes of the preceding sentence, Unilens USA and Unilens Vision expressly agree that effective service on either Unilens USA or Unilens Vision shall be deemed to be effective service on both Unilens USA and Unilens Vision, and both Unilens USA and Unilens Vision expressly agree to the authority of either Unilens USA or Unilens Vision to accept service of process for both entities as described in the preceding sentence.

     9. Dismissal. UPI, Unilens USA and Unilens Vision authorize and direct their respective counsel to file a stipulation for dismissal of the Litigation without prejudice (the "Dismissal Stipulation") within ten calendar days after the Effective Date. The Dismissal Stipulation and proposed order regarding same will be in substantially the same form as attached to this Agreement as Exhibits "B" and "C," respectively.

     10. Voluntary Acceptance of Settlement Agreement. The parties hereto and signatories hereto and/or their representatives who execute this Agreement declare and represent the following: (a) they are more than eighteen years of age; (b) they are duly authorized and empowered to enter into this Agreement on behalf of their respective corporations; (c) they have never been declared incompetent by any court or administrative agency; and
(d) they were not induced to enter into this Agreement by any representations respecting the nature and extent of any damages, legal liability, or financial responsibility made by any other party or their representatives.

     11. Legal Proceedings. Each party to this Agreement shall bear his, her, or its own costs and attorney fees incurred in connection with the Litigation. However, in any legal proceeding arising from Unilens' failure to make the payments described in sections 4 and 5 of this Agreement, the losing party shall reimburse the prevailing party, on its demand, for all costs and expenses incurred by the prevailing party as a result of the proceeding, including costs, expenses, and all reasonable attorney fees, whether incurred before, during, or after demand or litigation, and whether pursuant to trial, appellate, arbitration, bankruptcy, or judgement-execution proceedings. Each party to this Agreement consents to the personal jurisdiction of the state and federal courts of Hillsborough County, Florida, stipulates that the proper, exclusive, and convenient venue for any legal proceeding relating to this Agreement or the Governing Agreements is Hillsborough County, Florida, and waives any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue.

     12. Third Party Rights. Nothing in this Agreement is intended or should be construed to confer upon, or grant to any person, except the parties to this Agreement, any claim, right, or remedy under, or because of, either this Agreement or any provision of it.

     13. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, UPI, Unilens USA, Unilens Vision, and their respective successors, assigns, representatives, directors, officers, employees, and agents.

     14. Complete Agreement. The Governing Agreements record the final, complete and exclusive understandings among the parties regarding the subject matter of the Governing Agreements, and the Governing Agreements supersede any prior or contemporaneous agreement, understanding, or representation, oral or written, by any of the parties, except for the written agreement executed by the parties.

     15. Headings: References: Exhibits. The headings preceding the text of the sections of this Agreement are solely for convenient reference and neither constitute a part of this

Agreement nor affect its meaning, interpretation, or effect. Unless otherwise indicated, all references in this Agreement to a section or an exhibit are to a section or an exhibit of this Agreement. All exhibits referred to in this Agreement are an integral part of it and are incorporated by reference in it.

     16. Waiver, Assignment and Modification. A waiver, amendment, discharge, extension, termination, or modification of this Agreement will be valid and effective only if it is in writing and signed by all the parties to this Agreement. A written waiver by a party of any breach of this Agreement will not operate as a waiver of any a succeeding breach under the same provision or as a waiver of the provision itself. No delay or course of dealing by any party will operate as a waiver of any right, power, or remedy of the party, except to the extent manifested in writing by the party. This Agreement is not assignable by any party without the advance written consent of the other party, and any attempted assignment without the other party's advance written consent will be invalid and unenforceable against the other party. However, Unilens USA may assign this Agreement to a purchaser of all or substantially all Unilens USA's assets or a controlling interest in Unilens USA's stock with the advance written consent of UPI, which shall not be unreasonably withheld, provided that the purchaser expressly assumes Unilens USA's obligations under the Governing Agreements, in writing. Further, Unilens Vision may assign this Agreement to a purchaser of all or substantially all Unilens Vision's assets or a controlling interest in Unilens Visions's stock with the advance written consent of UPI, which shall not be unreasonably withheld, provided that the purchaser expressly assumes Unilens Vision's obligations under the Governing Agreements, in writing.

     17. Severability. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a provision in this Agreement (other than section 8) is held by a court to be invalid or unenforceable under applicable law that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of other provisions of this Agreement or the application of that provision to circumstances in which it is valid and enforceable.

     18. Directly and Indirectly. When any provision of this Agreement requires or prohibits action to be taken by a person, the provision applies regardless of whether the action is taken directly or indirectly by the person.

     19. Choice of Law. The validity, interpretation, construction, and enforcement of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

     20. Certain Words. As used in this Agreement, (a) the word "including" is always without limitation, (b) words in the singular number include words of the plural number and vice versa, and (c) the word :person" includes a trust, corporation, partnership, joint venture, association, unincorporated organization, public body or authority, and a government or any governmental body, agency, authority, department, or subdivision, as well as a natural person.

     21. Necessary Documents. Unilens and UPI agree that they shall execute, deliver, and perform every other document that the parties' respective legal counsel reasonably consider necessary to consummate the transactions contemplated by the Settlement Documents, provided that the requested document does not enlarge or extend any existing liability or obligation of a party any new or additional liability or obligation, or require unreasonable effort or expense on the part of any party, except as provided under the Governing Agreements.

     22. Notice. Every notice, consent, or approval required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telex, telecopy, telegram, commercial courier, or first-class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the other party who is the intended recipient at its address listed in this Agreement or to such other address as the party may have designated by notice to the other parties. A validly given notice, consent, or approval will be effective on the earlier of its receipt, if delivered personally or by telex, telecopy, telegram, or Postal Service, if delivered by United States mail. The current mailing addresses and telecopy numbers for UP, Unilens USA, and Unilens Vision are as follows:

          UPI:
          ---
          University Patents, Inc.
          1465 Post Road East
          Westport, Connecticut 06881

          Telecopy: (203) 254-1102

          Unilens USA:
          -----------
          Unilens Corp, USA
          10431 72nd Street North
          Largo, Florida 34647

          Telecopy: (813) 545-1883

          Unilens Vision:
          --------------
          Unilens Vision Inc.
          P.O. Box 1011
          31490-885 West Georgia Street
          Vancouver, British Columbia
          Canada V6C 3E8

          Telecopy; (604) 682-7558

     23. Execution. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document, and all executed counterparts, together, will constitute the same agreement.

     IN WITNESS WHEREOF, the parties hereto set their hands and seals and acknowledge the same to be their voluntary acts and deeds.

EXECUTED: July 15, 1993, in Canada.

WITNESSES:                              UNIVERSITY PATENTS INC,


/s/ Pierre Venne                        BY:  /s/ Frank McPike
-------------------------------------      -------------------------------------
    PIERRE VENNE                        Name:    Frank McPike
                                             -----------------------------------
                                        Title:   Vice-President
                                              ----------------------------------


PAUL HILDEBRAND                         UNILENS CORP. USA
Barrister & Solicitor
Suite 1910 - 777 Hornby Street
-------------------------------------   By:  /s/ Ian s. Brodie
Vancouver, B.C.                            -------------------------------------
V6Z 1S4                                 Name: Ian S. Brodie
-------------------------------------        -----------------------------------
                                        Title: Chairman
                                              ----------------------------------


PAUL HILDEBRAND                         UNILENS VISION INC.
Barrister & Solicitor
Suite 1910-777 Hornby Street
-------------------------------------   By:  /s/ Ian S. Brodie
Vancouver, B.C.                            -------------------------------------
V6Z 1S4                                 Name:  Ian S. Brodie
-------------------------------------        -----------------------------------
                                        Title:  President
                                              ----------------------------------

Montreal, Quebec

     The foregoing instrument was acknowledged before me this day of July, 1993, by Frank McPike as Vice-President of University Patents Inc., a Delaware corporation, on behalf of the corporation. He is personally known to me or has produced _______________________ as identification.


My commission expires: For Life          /s/  Pierre Venne
                                        ----------------------------------------
                                        Name: PIERRE VENNE
                                             -----------------------------------
                                                                   Notary Public

                                                                 [NOTARIAL SEAL]

Vancouver, British Columbia

     The foregoing instrument was acknowledged before me this day of July, 1993, by Ian S. Brodie as Chairman of Unilens Corp. USA, a Delaware corporation, on behalf of the corporation. He is personally known to me.

My commission expires: N/A              /s/  Paul Hildebrand
                                        ----------------------------------------
                                        Name: PAUL HILDEBRAND
                                             -----------------------------------
                                                                   Notary Public

                                                                 [NOTARIAL SEAL]

Vancouver, British Columbia

     The foregoing instrument was acknowledged before me this day of July, 1993, by Ian S. Brodie as President of Unilens Vision, Inc., a British Columbia corporation, on behalf of the corporation. He is personally known to me.

My commission expires: N/A              /s/  Paul Hildebrand
                                        ----------------------------------------
                                        Name: PAUL HILDEBRAND
                                             -----------------------------------
                                                                   Notary Public

                                                                 [NOTARIAL SEAL]

                                   Exhibit "A"

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") dated July __________, 1993, is executed in Canada by University Patents, Inc. ("UPI"), a Delaware corporation, Unilens Corp. USA ("Unilens USA"), a Delaware corporation, and 2Unilens Vision Inc. ("Unilens Vision"), a British Columbia corporation formerly known as Unilens Optical Corp. (together, Unilens USA and Unilens Vision are referred to in this Agreement22 as "Unilens").

                                   BACKGROUND
                                   ----------

UPI and Unilens are parties to a Settlement Agreement (the "Settlement Agreement") executed contemporaneously with this Agreement. The Settlement Agreement provides the terms and conditions for a stipulated dismissal without prejudice of UPI's litigation against Unilens styled University Patents, Inc. vs. Unilens Corp. USA and Unilens Vision Inc. Case No. 93-2400, Division A, pending in the Circuit Court for Hillsborough County, Florida, Civil Division (the "Court"). Contemporaneously with their execution of the Settlement Agreement, UPI, and Unilens execute this Agreement to record their exclusive understandings regarding, (1) the issuance to UPI by Unilens Vision of 275,000 shares of Unilens Vision common stock, no par value (the "Settlement Shares"), solely in exchange for UPI's execution of the Settlement Documents, (2) Unilens' option to convert its then outstanding balance of its indebtedness to UPI under the Governing Agreements (the "Indebtedness") into the common stock of Unilens USA upon a registered initial public offering of shares of common stock in Unilens USA in an aggregate amount of at least $2 million U.S. (the "Unilens USA Shares"), (3) Unilens Vision's option to exchange any marketable securities that it receives from the sales of a controlling interest in Unilens USA for the then outstanding balance of the Indebtedness, (4) Unilens' Vision's option to convert the then outstanding balance of the Indebtedness into common stock in Unilens Vision; and (5) certain other ancillary transactions described in this Agreement, subject to the terms and conditions set forth in this Agreement. Except as otherwise expressly defined herein, all capitalized terms in this Agreement have their respective meanings ascribed to those terms in the Settlement Agreement.

                                 OBJECTIVE TERMS
                                 ---------------

     In consideration of the mutual promises set forth below, and other valuable consideration, the parties hereto agree:

     1. Effective Date. This Agreement will become effective, if at all, on the date (the "Effective Date") that: (1) the issuance of the Settlement Shares (as defined in this Agreement) is approved by the Vancouver Stock Exchange on which Unilens Vision's stock is traded, pursuant to the "shares-for-debt" exemption, without imposing any hold period which would prohibit UPI from immediately transferring the Settlement Shares in Canada on the Vancouver Stock Exchange in accordance with the rules of the Vancouver Stock Exchange and all applicable Canadian securities laws, and (2) EBC Zurich AG ("EBC") consents to Unilens USA's execution of the Settlement Documents. If, however, each of the foregoing conditions does not occur on or before September 30, 1993, the Settlement Documents will become permanently void on that date and will never become effective.

     2. Acknowledgement of "Shares-for-Stock" Transaction. UPI and Unilens expressly acknowledge that the Settlement Shares are being issued to UPI in consideration for indebtedness owed from Unilens to UPI on date this Agreement is executed. UPI and Unilens further expressly acknowledge that the value of the Settlement Shares is approximately equivalent to the amount of debt in respect of which UPI is granting forbearance under the Settlement Documents.

     3. Issuance of Settlement Shares. On the Effective Date, and subject to Unilens' representations and warranties set forth below, Unilens Vision shall issue and deliver to UPI, and UPI shall accept from Unilens Vision, the Settlement Shares solely in consideration of UPI's execution of the Settlement Documents. On the Effective Date, Unilens Vision shall issue and deliver the Settlement Shares to UPI by delivering to Mr. J. Wayne Marsden at the offices of C.M. Oliver & Co., 750 West Pender Street, Second Floor, Vancouver, British Columbia, V6C 1B5, a stock certificate or stock certificates evidencing the Settlement Shares, duly executed by the appropriate officers of Unilens Vision, in the name of UPI.

     4. Antidilution Protection. If, at any time subsequent to the date of this Agreement, Unilens Vision issues common shares, no par value, of its capital stock ("New Shares") to any person (other than to employees under any existing or future incentive stock option program) for consideration less than U.S. $1.25 per share, then Unilens Vision shall issue to UPI a number of common shares, no par value, ("Antidilution Shares") calculated in accordance with the following formula:

No. of Shares = (343,750) X (3,032,000 + N) - 275,000 - P
to be issued           3,790,250 + C

where:

"N" is the total number of shares issued as New Shares (other than shares issued to employees under any existing or future incentive stock option program) subsequent to the date of this Agreement, up to and including the issuance of the New Shares in question;

"C" is the total consideration in U.S. funds received for all shares issued as New Shares (other than shares issued to employees under any existing or future incentive stock option program) subsequent to the date of this Agreement, up to and including the issuance of the New Shares in question; and

"P" is the number of Antidilution Shares issued under this section prior to the issuance of the New Shares in question.

If the common shares, no par value, of Unilens Vision are split or consolidated, then the figure of U.S. $1.25 per share, the figures of 343,750 and 275,000 in the formula set out above, and the amounts calculated as "P" and "N" shall be adjusted pro rata. If application of the formula set out above produces a negative number, then no Antidilution Shares shall be issued. For greater certainty, this section 4 provides antidilution protection in respect of the Settlement Shares only. It does not, and shall not be construed to, provide any antilution protection in respect of any shares issued pursuant to the options contained in sections 7 or 11, below.

     5. Unilens Vision to Continue Listing on Vancouver Stock Exchange. Unilens Vision will continue its listing on the Vancouver Stock Exchange until the earlier of (1) the date that UPI has disposed of all of the Settlement Shares and (2) the effective date of a registration statement under the Securities Act of 1933 (the "1933 Act") relating to an initial public offering in the United States of either (i) shares of Unilens Vision common stock or (ii) shares of Unilens USA common stock, if, as a result of a merger, restructuring or other similar corporate transaction, the Settlement Shares are converted into shares of Unilens USA common stock. Unilens Vision or Unilens USA, as the case may be, shall at its own cost register under the 1933 Act, pursuant to such registration statement, any Settlement Shares which have not been disposed of by UPI prior to such time, unless the managing underwriter for such initial public offering objects, in which case Unilens Vision or Unilens USA, as the case may be, shall at its own cost register such Settlement Shares under the 1933 Act as promptly as is practicable thereafter under a separate registration statement.

     6. UPI Acquiring Settlement Shares for Investment Purposes. UPI represents and warrants to Unilens as follows:

     (a) UPI understands that (i) the Settlement Shares and Antidilution Shares to be issued to it pursuant to sections 3 and 4 hereof and any Unilens USA Shares or other shares of Unilens Vision common stock which may be issued to it on exercise of the options provided in sections 7 and 11 hereof will not be registered at the time of issuance under the 1933 Act and may not be registered under the 1933 Act thereafter (ii) such issuance without registration will be effected in reliance on available exemptions from such registration and (iii) such reliance will be based in part on the representations and warranties of UPI set forth in this section 6;

     (b) UPI is acquiring the Settlement Shares and may acquire any Unilens USA Shares or other shares of Unilens Vision common stock solely for its own account, for investment and not with a view to, or for resale in connection with, any distribution thereof within, or directed to, the United States;

     (c) Should UPI wish to resell the Settlement Shares, it is the intention of the parties that the Settlement Shares be resold by UPI through the facilities of the Vancouver Stock Exchange. UPI agrees that unless and until the Settlement Shares or any Unilens USA Shares or other shares of Unilens Vision common stock which UPI may acquire under this Agreement, as the case may be, are validly registered under the 1933 Act or an exemption from such registration is available for the resale of such securities by UPI in the United States, UPI shall not sell such securities within or to the United States or knowingly to a citizen or resident of the United States.

     7. Option to Convert Indebtedness into Common Stock of Unilens USA or to Exchange Indebtedness for Marketable Securities. During the period beginning on the Effective Date and ending on the earlier of June 30, 1998, or the date Unilens commits a material breach of this Agreement or fails to make a payment due under the Asset Purchase Agreement (the "Exercise Period"), Unilens USA may, at its option, but subject to the terms and conditions of this Agreement, convert the Indebtedness into Unilens USA Shares if Unilens USA successfully completes an initial registered public offering of its common stock in an aggregate amount of at least U.S. $2 million in conformity with all applicable laws. Additionally, during the Exercise Period, Unilens Vision may exchange the Indebtedness for readily-marketable securities of an unaffiliated, publicly traded corporation if Unilens Vision sells a controlling interest in the Unilens USA Shares to an unaffiliated third party, in exchange for readily-marketable securities of an unaffiliated publicly traded corporation. (For purposes of this Agreement, the determination whether an entity is "affiliated" with Unilens Vision will be made in accordance with United States securities laws in effect on the Effective Date). Unilens USA's conversion or exchange right described in this section is conditioned upon Unilens' compliance with the terms of the Governing Agreements.

     8. Conversion or Exchange Rate. If Unilens USA elects to exercise its conversion right described in the preceding section, the Indebtedness will be converted into Unilens USA Shares, in an amount of shares equal to the Indebtedness Present Value (as defined in section 12, below) on the conversion date divided by the net price of the shares to the underwriter, if the Unilens USA

Shares are sold through an initial public offering in conformity with all applicable securities laws. The Unilens USA Shares received by UPI will be (at Unilens' option) either (1) registered for public sale as part of Unilens USA's initial public offering; or (b) subject to UPI's demand registration rights described in the following section. If a controlling interest in the Unilens USA Shares is sold to an unaffiliated third party and Unilens USA elects to exercise its exchange right described in the preceding section, the Indebtedness may be exchanged for the same securities of the unaffiliated, publicly traded corporation at the same rate as that consideration is received by Unilens Vision and any other existing holders of Unilens USA Shares on the date of the transaction. However, Unilens may not exercise its conversion or exchange right described in this Agreement by effectuating a transaction pursuant to which UPI would receive cash, Unilens USA Shares, or marketable securities of a third party, with a value of less than the amount of the Indebtedness Present Value. Moreover, Unilens USA many not sell all or substantially all its assets, and Unilens Vision may not sell a controlling interest in Unilens USA, unless: (1) Unilens exercises its conversion option set forth in this Agreement; or (2) the purchaser expressly assumes Unilens' obligation under the Governing Agreements (in writing) in conformity with the terms of section 26 of this Agreement.

     9. Demand Registration Rights. For five years following the date on which the Indebtedness is converted into Unilens USA Shares, and upon written receipt from UPI specifying the number of Unilens USA Shares that UPI desires to register for public sale (the "Registration Shares"), Unilens promptly shall prepare and file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1993 ("the Act") a registration statement covering a public offering of the Registration Shares and shall use its best efforts to cause the registration statement to become effective as soon as is practicable. UPI shall pay all costs and expenses incident to UPI's demand registration. If Unilens is required to register any of the Unilens USA Shares pursuant to this Agreement, it shall: (1) not grant to anyone any registration rights of any kind, other than registration rights that are on parity with, or subordinate to, the registration rights granted to UPI in this Agreement; (2) keep the registration statement current and effective until the date UPI notifies Unilens that all the Unilens USA Shares included in the registration statement have been sold; (3) immediately amend or supplement the prospectus upon notice from UPI that the amendment or supplement is necessary to make the prospectus not misleading; (4) promptly file all documents required to be filed by it with the SEC; (5) refrain from filing any document with the SEC if it does not comply with the Act; (6) upon UPI's request, furnish to UPI two complete copies of the registration statement and any prospectus; (7) upon UPI's request, take all action necessary to qualify any Unilens USA Shares included in the registration for offer and sale under the "blue sky" or securities laws of those states that UPI designates in writing; (8) promptly notify UPI in writing of Unilens' communications with the SEC; and (9) use its best efforts to prevent or obviate a stop order from the SEC suspending the effectiveness of the registration statement.

     10. Exercise of Conversion or Exchange Right. To exercise its conversion or exchange right set forth in sections 7 to 9 above, Unilens must use its best efforts to perform each of the following steps during the period of time specified for their performance: (1) between 7 and 60 calendar days preceding the event giving rise to Unilens' exercise of the conversion or exercise option, notify UPI in writing, setting forth: (a) the pendency of the proposed transaction; (b) the substantive terms of the proposed transaction; (c) the anticipated consideration to be received for the Indebtedness; and (d) a statement, signed by authorized representatives of Unilens USA and Unilens Vision, certifying that Unilens USA and Unilens Vision have complied with each of their respective obligations under the Governing Agreements; and (2) within approximately ten calendar days following the effectuation of the transaction giving rise to the conversion feature, again notify UPI in writing, setting forth: (a) the date of effectuation of the transaction; (b) the substantive terms of the transaction; (c) the actual consideration to be received by UPI for the Indebtedness; and (d) a statement, signed by authorized representatives of Unilens USA and Unilens Vision, certifying that Unilens USA and Unilens Vision have complied with each of their respective obligations under the Governing
Agreements: Unilens must then deliver to UPI, concurrently with the written notice described in the preceding sentence (and in any event within ten calendar days following the effectuation of the transaction giving rise to the conversion) the consideration into which the Indebtedness has been converted.

     11. Option to Convert Indebtedness into Common Stock of Unilens Vision. At any time during the period beginning on the Effective Date and ending on the earlier of June 30, 1998 or the date Unilens commits a material breach of this Agreement or fails to make a payment due under the Asset Purchase Agreement (the "Exercise Period"), Unilens Vision may at its option, by written notice to UPI, convert the Indebtedness into Unilens Vision common stock, no par value. The date upon which written notice is delivered by Unilens Vision to UPI pursuant to this section is referred to as the "Notice Date". Unilens Vision may only exercise its right of conversion under this section if, at the time, its shares are listed for trading on a Recognized Stock Exchange. The term "Recognized Stock Exchange" includes the Vancouver Stock Exchange, the Toronto Stock Exchange, NASDAQ and any over-the-counter exchange in the United States.

     12. Conversion Rate for Unilens Vision Common Stock. If Unilens Vision elects to exercise its conversion right as set out in section 11, the Indebtedness will be converted into Unilens

Vision common shares, no par value, in an amount of shares equal to the Indebtedness Present Value on the Notice Date divided by the average public trading price of Unilens Vision shares during the period of ten trading days preceding the Notice Date. The "Indebtedness Present Value" shall be equal to the discounted present value of the remaining payments under sub-section 1.4(b) of the Asset Purchase Agreement. In calculating the Indebtedness Present Value, a discount rate of 10% shall be used, and the calculation shall be made on the basis that the outstanding balance under sub-section 1.4(b) of the Asset Purchase Agreement would be repaid in annual instalments of $250,000.00 as set forth in subsection 1.4(b) of the Asset Purchase Agreement.

     13. Exercise of Conversion Right for Unilens Common Stock. If Unilens Vision elects to exercise its conversion right as set out in section 11, then
(1) Unilens Vision shall forthwith and diligently apply for the approval of any regulatory authorities whose approval is required for Unilens Vision to exercise its right of conversion, (2) Unilens Vision shall forthwith and diligently proceed with any statutory and regulatory filings required in connection with the exercise of its right of conversion, (3) UPI shall cooperate fully and diligently with the efforts of Unilens Vision in seeking required regulatory approvals as referred to above and in completing any required statutory and regulatory filings as referred to above, and (4) as soon as practicable following completion of required approvals and filings, if any, referred to herein, Unilens Vision shall issue to UPI the number of common shares, no par value, in Unilens Vision calculated in accordance with section 12.

     14. Demand Registration of Unilens Vision Stock. For five years following the date on which the Indebtedness is converted into Unilens Vision shares (the "Conversion Shares") pursuant to sections 11 through 13 of this Agreement, UPI may give notice to Unilens Vision specifying a number of Conversion Shares that UPI wishes to qualify for public sale. If, at the time of such notice, Unilens Vision stock is trading on the Vancouver Stock Exchange, UPI may by such notice require that Unilens Vision, at the cost and expense of UPI, take steps to qualify the specified number of Conversion Shares for sale to the public through the facilities of the Vancouver Stock Exchange. Upon receipt of such notice, Unilens Vision shall use its best effort to complete the filing of a prospectus or statement of material facts, or carry out such other steps as may be necessary, to qualify the specified number of Conversion Shares for sale to the public through the facilities of the Vancouver Stock Exchange. All costs and expenses in connection with the steps taken to qualify the Conversion Shares for sale shall be born by UPI. If, at the time of the notice given by UPI under this section, Unilens Vision shares are not trading on the Vancouver Stock Exchange, then UPI may by its notice require that Unilens Vision, at the cost and expense of UPI, use its best efforts to qualify the specified number of Conversion Shares for sale under American securities laws following the procedures set out in section 9 hereof. All costs and expenses in connection with such procedures shall be born by UPI.

     15. Other Agreements. Concurrently with their execution of this Agreement, the parties have executed the Dismissal Stipulation and the Settlement and Forbearance Agreement.

     16. Representations and Warranties of Unilens. Unilens Vision and Unilens USA represents and warrant to UPI:

     (a) Unilens Vision is a corporation duly organized and validly in good standing under the laws of British Columbia;

     (b) Unilens USA is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware;

     (c) the execution, delivery, and performance of the Settlement Documents by Unilens USA and Unilens Vision have been duly authorized by all requisite corporate actions of those corporations, will not result in the creation or imposition of a Lien (as defined below) on the Settlement Shares or the Unilens USA Shares, will not conflict with the bylaws or articles of incorporation of each of those corporations, will not breach or constitute a default under any material note, order, decree, lease, contract, indenture, mortgage, judgement, or other agreement or instrument to which any of those corporations is a party or their property is subject, and to the best of Unilens' knowledge, will not violate any law;

     (d) Upon fulfilment of the conditions set out in section 1, the Settlement Documents will be valid, effective, and enforceable obligations of Unilens USA and Unilens Vision;

     (e) Unilens Vision is the sole record and beneficial owner of the shares of stock in Unilens USA, except for the rights of EBC under its January 19, 1993 Pledge Agreement with Unilens Vision (the "Pledge Agreement");

     (f) All the Settlement Shares, when issued, will be duly and validly issued by Unilens Vision and will be fully paid and nonassessable;

     (g) All the shares of stock in Unilens USA were duly and validly issued by Unilens USA and are fully paid and nonassessable;

     (h) Upon issuance to UPI, UPI will acquire valid title to the Settlement Shares, free and clear of any Liens, charges, and encumbrances, except for restrictions on transferability imposed by state, provincial, and federal securities laws and the Vancouver Stock Exchange;

     (i) Unilens may transfer to UPI valid title to the Unilens USA Shares or any Conversion Shares issued pursuant to sections 11 to 13, free and clear of any Liens, charges, and encumbrances, except for restrictions of transferability imposed by applicable securities laws and the Vancouver Stock Exchange;

     (j) Unilens USA and Unilens Vision are not parties to an option, warrant, contract, understanding, or other right or arrangement with any other person to give, sell, grant, assign, option, or otherwise transfer any right, title, interest, or voting power in or to any of the Settlement Shares or the Unilens USA Shares, except for the rights of EBC under the Pledge Agreement and except as set forth in this Agreement;

     (k) Unilens Vision possesses all voting power and rights attendant to the shares of stock in Unilens USA, and the exercise of those voting rights is not subject to a voting trust, shareholder agreement, or other agreement or restriction of any kind whatsoever, to the extent, if any, that it restricts voting rights, except for the rights of EBC under the Pledge Agreement;

     (1) The issuance of the Settlement Shares by Unilens Vision does not require the consent or approval of any third party, except for the Vancouver Stock Exchange and EBC's rights under the Pledge Agreement;

     (m) The sale, transfer, or issuance of Unilens USA shares by Unilens Vision does not require the consent or approval of any third party, except for the rights of EBC under the Pledge Agreement, the approval of the Vancouver Stock Exchange, and approval of the shareholders of Unilens Vision under the Company Act (British Columbia); and

     (n) Unilens USA and Unilens Vision understand that neither UPI nor any of its agents, officers, directors, employees, or shareholders makes any warranty or representation to Unilens USA, Unilens Vision, or their respective shareholders with respect to, or assumes any responsibility for, the federal income tax consequences to Unilens USA, Unilens Vision, or their respective shareholders of the transactions to be effected pursuant to the Settlement Documents;

     (o) Unilens USA and Unilens Vision have not agreed to pay any fees, commissions, or other compensation to a broker, finder or other intermediary for the transactions contemplated by this Agreement;

     (p) The financial statements attached to this Agreement as Exhibit "F" consisting of a Consolidated Balance Sheet as of June 30, 1992 Consolidated Statement of Operations and Retained Earnings for the Year Ended June 30, 1992, and the Notes to Consolidated Financial Statements as of June 30, 1992, have been prepared in accordance with generally accepted accounting principles, reviewed by Unilens Vision's independent accounting firm, and fairly present the financial condition of Unilens Vision as of June 30, 1992. Attached as Exhibit "F-2" to this Agreement are the unaudited balance sheet of Unilens Vision as of March 31, 1993, and the unaudited statement of income for Unilens Vision for the 9 months ended March 31, 1993, which constitute compiled interim financial statements of Unilens Vision, subject to year-end adjustments, and fairly present the financial condition of Unilens Vision as of March 31, 1993;

     (q) Unilens Vision's outstanding capital stock consists solely of 2,757,389 shares of common stock, excluding the Settlement Shares; Unilens Vision has not issued any other shares of any class of its stock. Except for the Litigation, there are not any pending legal proceedings against Unilens Vision involving claims in excess of U.S. $1,000 and, to Unilens Vision's actual knowledge, there are no such legal proceedings threatened against Unilens Vision;

     (r) Unilens USA's outstanding capital stock consists solely of one share of common stock; Unilens USA has not issued, and will not issue before the Effective Date, any other shares of any class of its stock. Except for the Litigation, there are not any pending legal proceedings against Unilens USA involving claims in excess of U.S. $1,000 and, to Unilens USA's actual knowledge, there are no such legal proceedings threatened against Unilens USA, except a potential lawsuit by Tom Chaplain;

     (s) The Settlement Shares can be issued to UPI pursuant to the "shares-for-debt" exemption and in conformity with all applicable Canadian and United States state and federal securities laws;

     (t) Unilens has no knowledge of any circumstance that would prohibit UPI's immediate transfer of the Settlement Shares under the rules of the Vancouver Exchange and all applicable securities laws in force in British Columbia; and

     (u) Subject to section 6 of this Agreement, the Settlement Shares, upon issuance to UPI, will be readily and immediately marketable by UPI on the Vancouver Stock Exchange, provided that any disposition of such shares is made in accordance with all applicable securities laws and the rules of the Vancouver Stock Exchange.

For purposes of this Agreement, a "Lien" means a restriction on the use or transferability of property (other than a restriction on use or transferability arising under the rules of the Vancouver Stock Exchange or any applicable securities laws) and any claim or charge on any interest in property securing an obligation owed to, or claimed by, a person other than the owner of the property, whether the claim exists by reason of statute, contract, or common law, and includes a lien or security interest arising from a pledge, mortgage, indenture, encumbrance, hypothecation, trust receipt, conditional sale, security agreement, or collateral assignment and a lease, bailment, or consignment for security purposes.

For purposes of this section 16, representations and warranties given with respect to the Settlement Shares (except for (t) and (u) , above) shall also apply to any Antidilution Shares issued pursuant to section 4.

     17. Obligations of Unilens. Concurrently with their execution of this Agreement, Unilens USA and Unilens Vision shall:

          (a) Deliver to UPI the Settlement Documents (other than the Dismissal Stipulation), duly executed by an authorized representative of Unilens Vision and Unilens USA; and

          (b) Deliver to UPI duly-adopted resolutions of the directors of Unilens USA and Unilens Vision authorizing them to execute, deliver, and perform this Agreement, the Settlement Agreement, and the Forbearance Agreement.

On the Effective Date, Unilens USA and Unilens Vision shall:

          (a) Deliver the Dismissal Stipulation, duly executed by Carey, O'Malley, Whitaker & Lins, P.A., legal counsel for UPI, to Mr. J. Wayne Marsden at the offices of C.M. Oliver, 750 West Pender Street, Second Floor, Vancouver, British Columbia, V6C 1B5; and

          (b) Deliver the Settlement Shares to Mr. J. Wayne Marsden at the offices of C.M. Oliver, 750 West Pender Street, Second Floor, Vancouver, British Columbia, V6C 1B5.

     18.  Obligations of UPI. UPI shall;

          (a) Concurrently with its execution of this Agreement, deliver to Unilens the Settlement Documents (other than the Dismissal Stipulation), duly executed by an authorized representative of UPI; and

          (b) On the Effective Date, deliver to Unilens the Dismissal Stipulation, duly executed by Glenn Rasmussen & Fogarty, as legal counsel for UPI.

     19. Indemnification. Unilens agrees to defend, indemnify, and hold harmless UPI, its subsidiaries, corporate affiliates, stockholders, directors, officers, employees, and representatives, and their heirs, successors, and assigns, from and against any and all claims, liabilities, interests, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs, and expenses

(including attorneys' and expert's fees and court costs) of every kind and nature that arise out of a claim asserted by anyone (other than an indemnified party) based on (i) any purported Lien on any of the Unilens USA Shares or Settlement Shares (ii) any purported ownership interest in any of the Unilens USA Shares or Settlement Shares by any person other than Unilens.

     20. Continued Effect of Asset Purchase Agreement. The Asset Purchase Agreement is modified only to the extent set forth in the Settlement Documents. Notwithstanding anything to the contrary in any of the Settlement Documents, all payments scheduled to be made by Unilens to UPI on January 31, 1996, and thereafter, shall be made as specified in the Asset Purchase Agreement.

     21. Legal Proceedings. Each party to this Agreement shall bear his, her, or its own costs and attorney fees incurred in connection with Litigation. However, in any legal proceeding arising from Unilens failure to make the payments described in sections 4 and 5 of the Settlement Agreement, the losing party shall reimburse the prevailing party, on its demand, for all costs and expenses incurred by the prevailing party as a result of the proceeding, including costs, expenses, and all reasonable attorney fees, whether incurred before, during, or after demand or litigation, and whether pursuant to trial, appellate, arbitration, bankruptcy, or judgment-execution proceedings. Each party to this Agreement consents to the personal jurisdiction of the state and federal courts of Hillsborough County, Florida, stipulates that the proper, exclusive, and convenient venue for any legal proceedings relating to the Agreement or the Settlement Agreement is Hillsborough County, Florida and waives any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue.

     22. Third Party Rights. Nothing in this Agreement is intended or should be construed to confer upon, or grant to any person, except the parties to this Agreement, any claim, right, or remedy under, or because of, either this Agreement or any provision of it.

     23. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, UPI, Unilens USA, Unilens Vision, and their respective successors, assigns, representatives, directors, officers, employees, attorneys, and agents.

     24. Complete Agreement. The Governing Agreements record the final, complete, and exclusive understandings among the parties regarding the subject matter of the Governing Agreements, and the Governing Agreements supersede any prior or contemporaneous agreement, understanding, or representation, oral or written, by any of the parties.

     25. Headings: References: Exhibits. The headings preceding the text of the sections of this Agreement are solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect. Unless otherwise expressly indicated, all references in this Agreement to a section or an exhibit are to a section or an exhibit of this Agreement. All exhibits referred to in this Agreement are an integral part of it and are incorporated by reference in it.

     26. Waiver, Assignment and Modification. A waiver, amendment, discharge, extension, termination, or modification of this Agreement will be valid and effective only if it is in writing and signed by all the parties to this Agreement. A written waiver by a party of any breach of this Agreement will not operate as a waiver of any succeeding breach under the same provision or as a waiver of the provision itself. No delay or course of dealing by any party will operate as a waiver of any right, power, or remedy of the party, except to the extent manifested in writing by the party. This Agreement is not assignable by any party without the other party's advance written consent will be invalid and unenforceable against the other party. However, Unilens may assign this Agreement to a purchaser of all or substantially all Unilens USA's stock or assets with the advance written consent of UPI which shall not be unreasonably withheld, and provided that the purchaser expressly assumes Unilens USA's obligations under the Governing Agreement, in writing. Further, Unilens Vision may assign this Agreement to a purchaser of all or substantially all Unilens Visions's stock or assets with the advance written consent of UPI, shall not be unreasonably withheld, provided that the purchaser expressly assumes Unilens Vision's obligations under the Governing Agreements, in writing.

     27. Severability. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. However, if a provision in this Agreement is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of other provisions of this Agreement or the application of that provision to circumstances in which it is valid and enforceable.

     28. Directly and Indirectly. When any provision of this Agreement requires or prohibits action to be taken by a person, the provision applies regardless of whether the action is taken directly or indirectly by the person.

     29. Choice of Law. The validity, interpretation, construction, and enforcement of this Agreement are governed by the laws of the State of Florida and the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

     30. Certain Words. As used in this Agreement, (a) the word "including" is always without limitation, (b) words in the singular number include words of the plural number and vice versa, and (c) the word "person" includes a trust, corporation, partnership, joint venture, association, unincorporated organization, public body, agency, authority, department, or subdivision, as well as a natural person.

     31. Necessary Documents. Unilens and UPI agree that they shall execute, deliver, and perform every other document that the parties' respective legal counsel reasonably consider necessary to consummate the transactions contemplated by the Settlement Documents provided that the requested document does not enlarge or extend any existing liability or obligation of a party, impose on a party an new or additional liability or obligation, or require unreasonable effort or expense on the part of any party.

     32. Notice. Every notice, consent, or approval required or permitted under this Agreement will be valid only if it is in writing and delivered personally or by telex, telecopy, telegram, commercial courier, or first-class, postage prepaid, United States mail (whether or not certified or registered and regardless of whether a return receipt is requested or received by the sender), and addressed by the sender to the other party who is the intended recipient at its address listed in this Agreement or to such other address as the party may have designated by notice to the other parties. A validly given notice, consent, or approval will be effective on the earlier of its receipt, if delivered personally or by telex, telecopy, telegram, or commercial courier, or the third day after it is postmarked by the United States Postal Service, if delivered by United States mail. The current mailing addresses and telecopy numbers for UPI, Unilens USA and Unilens Vision are as follows;

          UPI:
          ---
          University Patents, Inc.
          1465 Post Road East
          Westport, Connecticut 06881

          Telecopy: (203) 254-1102

          Unilens USA:
          -----------
          Unilens Corp, USA
          10431 72nd Street North
          Largo, Florida 34647

          Telecopy: (813) 545-1883

          Unilens Vision:
          --------------
          Unilens vision Inc.

          P.O. Box 1011
          1490-885 West Georgia Street
          Vancouver, British Columbia
          Canada V6C 3E8

          Telecopy: (604) 682-7558

     33. Execution. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document, and all executed counterparts, together, will constitute the same agreement.

EXECUTED: July____, 1993, in Canada.

WITNESSES:                              UNIVERSITY PATENTS INC.


                                        BY:
-------------------------------------      -------------------------------------
                                        Name:Frank McPike
                                             -----------------------------------
                                        Title:Vice-President
-------------------------------------         ----------------------------------

                                        UNILENS CORP. USA


                                        By: /s/ Ian S. Brodie
-------------------------------------      -------------------------------------
                                        Name:Ian S. Brodie
                                             -----------------------------------
                                        Title:Chairman
-------------------------------------         ----------------------------------

                                        UNILENS VISION INC.


                                        By: /s/ Ian s. Brodie
-------------------------------------      -------------------------------------
                                        Name:Ian s. Brodie
                                             -----------------------------------
                                        Title:President
-------------------------------------         ----------------------------------

Montreal, Quebec

     The foregoing instrument was acknowledged before me this day of July, 1993, by Frank McPike as Vice-President of University Patents Inc., a Delaware corporation, on behalf of the corporation. He is personally known to me or has produced ___________________as identification.

 My commission expires:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                                                   Notary Public

                                                                 [NOTARIAL SEAL]

Vancouver, British Columbia

     The foregoing instrument was acknowledged before me this day of July, 1993, by Ian S. Brodie as Chairman of Unilens Corp. USA, a Delaware corporation, on behalf of the corporation. He is personally known to me.

My commission expires:
                                        ----------------------------------------
                                         Name:
                                              ----------------------------------
                                                                   Notary Public

                                                                 [NOTARIAL SEAL]

Vancouver, British Columbia

     The foregoing instrument was acknowledged before me this day of July, 1993, by Ian S. Brodie as President of Unilens Vision, Inc., a British Columbia corporation, on behalf of the corporation. He is personally known to me.

My commission expires:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                                                   Notary Public

                                                                 [NOTARIAL SEAL]